EXHIBIT 99.1

Thursday, July 21, 2022

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

Toano, Va., July 21, 2022—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $6.8 million for the second quarter of 2022, which represents a decrease of $1.3 million as compared to the second quarter of 2021.  The Corporation reported consolidated net income of $12.5 million for the first six months of 2022, which represents a decrease of $2.7 million as compared to the first six months of 2021.  The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For The Six Months Ended
(Dollars in thousands, except for per share data)	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Consolidated net income	$6,783	$8,090	$12,518	$15,255

Earnings per share - basic and diluted	$1.91	$2.19	$3.49	$4.11

Annualized return on average equity	13.80%	16.49%	12.36%	15.83%
Annualized return on average tangible common equity[1]	16.15%	19.21%	14.33%	18.50%
Annualized return on average assets	1.16%	1.50%	1.09%	1.43%

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1For more information about this non-GAAP financial measure, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “Overall, we were pleased with our second quarter results. The community banking segment continues to grow loans and deposits and is seeing an expansion of net interest margin despite the falloff of income from PPP loans. The consumer finance segment is delivering outstanding growth in its loan portfolio and is experiencing better credit performance than ever before.  And while mortgage volume has subsided from the highs of 2020 and 2021, we believe the mortgage banking segment’s traditional focus on purchase lending will help us to remain competitive as refinancing activity has been substantially curtailed following a jump in mortgage interest rates.  We are watchful of several challenges to the economy in the communities we serve, including inflation and its impact on consumers and our own operating costs, and rising interest rates and their effect on economic growth. Earnings and asset quality remain strong, and we are optimistic about our prospects for responsible growth as we continue to carry out our strategic objectives throughout 2022.”

Key highlights for the second quarter and first six months of 2022 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise stated.

●	Community banking segment loans as of June 30, 2022 grew $43.5 million or 16.9 percent annualized compared to March 31, 2022, excluding the effect of Paycheck Protection Program (PPP) loans. Average community bank segment loans increased 9.9 percent and 7.9 percent for the second quarter and first six months of 2022, respectively, compared to the same periods in 2021, excluding the effect of PPP loans;
●	Consumer finance segment loans as of June 30, 2022 grew $40.3 million or 40.7 percent annualized compared to March 31, 2022. Average consumer finance segment loans increased 28.4 percent and 24.9 percent for the second quarter and first six months of 2022, respectively, compared to the same periods in 2021;
●	Average deposits increased 8.1 percent and 7.0 percent for the second quarter and first six months of 2022, respectively;

●	The community banking segment recorded no provision for loan losses for the second quarter of 2022, compared to a net reversal of $200,000. For the first six months of 2022, the community banking segment recorded a net reversal of provision for loan losses of $700,000, compared to a net reversal of $200,000;
●	The consumer finance segment recorded provision for loan losses of $520,000 for the second quarter of 2022, compared to a net reversal of provision of $430,000. For the first six months of 2022, the consumer finance segment recorded provision for loan losses of $870,000, compared with a net reversal of $180,000;
●	The consumer finance segment experienced net recoveries at an annualized rate of 0.13 percent of average total loans for the first six months of 2022, compared to net recoveries of 0.07 for the first six months of 2021. Delinquencies remain lower than pre-pandemic levels and a strong used car market has mitigated losses on defaulted loans;
●	Consolidated annualized net interest margin was 4.12 percent for the second quarter of 2022, compared to 4.37 percent and 3.93 percent for the second quarter of 2021 and first quarter of 2022, respectively. Consolidated annualized net interest margin was 4.02 percent for the first six months of 2022, compared to 4.35 percent for the first six months of 2021. The increase in the second quarter of 2022 compared to the first quarter of 2022 was due primarily to utilizing lower yielding cash to fund growth in higher yielding loans and investments, as well as higher average yields on earning assets, including the effects of rising market interest rates;
●	The community banking segment recognized net PPP origination fees of $242,000 and $679,000 in the second quarter and first six months of 2022, respectively, compared to $1.2 million and $2.1 million in the second quarter and first six months of 2021, respectively;
●	The consumer finance segment’s average loan yield declined as a result of pursuing growth in higher quality, lower yielding loans; and
●	Mortgage banking segment loan originations decreased 44.6 percent and 50.1 percent for the second quarter and first six months of 2022 amid declines in mortgage industry volume and rising mortgage interest rates.

Community Banking Segment.  The community banking segment reported net income of $4.8 million and $8.3 million for the second quarter and first six months of 2022, respectively, compared to $3.9 million and $6.7 million, respectively for the same periods in 2021.

Community banking segment net income increased $891,000 for the second quarter of 2022 and $1.6 million for the first six months, compared to the same periods in 2021 due primarily to:

●	higher interest income resulting from higher average balances of loans (excluding PPP loans), securities and cash reserves, and the effects of rising interest rates on asset yields;
●	lower interest expense due to lower average cost of time deposits and a shift in balances from time deposits toward lower-cost savings, money market and demand deposits;
●	higher revenue from overdraft fees and debit card interchange; and
●	a reversal of provision for loan losses of $700,000 in the first six months of 2022, due primarily to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, compared to a reversal of provision for loan losses of $200,000 in the first six months of 2021, partially offset by:

●	lower recognition of net PPP origination fees and lower interest income on purchased credit impaired (PCI) loans;
●	the sale of an other real estate owned (OREO) property in the second quarter of 2021, which resulted in a gain of $399,000; and
●	no provision for loan losses in the second quarter of 2022 compared to a reversal of provision for loan losses of $200,000 in the second quarter of 2021.

Average loans increased $18.8 million, or 1.8 percent, for the second quarter of 2022 and decreased $1.7 million, or less than one percent, for the first six months of 2022, compared to the same periods in 2021.  Excluding the impact of PPP loans, average loans increased $95.1 million, or 9.9 percent, for the second quarter of 2022, and increased $76.0 million, or 7.9 percent, for the first six months of 2022, compared to the same periods in 2021.  The increase in average loans outstanding excluding PPP loans for the second quarter and first six months of 2022 compared to the same periods in 2021 resulted primarily from growth in the commercial real estate and construction segments of the loan portfolio. Average deposits increased $177.2 million, or 9.6 percent, for the second quarter of 2022 and increased $160.8 million, or 8.9 percent for the first six months of 2022, compared to the same periods in 2021, and the mix of deposit balances shifted away from time deposits and toward lower cost savings, money market and demand deposits.

Average loan yields were lower for the second quarter and first six months of 2022 compared to the same periods in 2021, due primarily to lower recognition of net origination fees on PPP loans and lower interest income on PCI loans, partially offset by the effects of rising interest rates during 2022.  PPP loans earn interest at a note rate of one percent as well as net origination fees that are amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  Net PPP origination fees recognized in the second quarter and first six months of 2022 were $242,000 and $679,000, respectively, compared to $1.2 million and $2.1 million, respectively, for the same periods in 2021.  As of June 30, 2022, all net PPP origination fees received by C&F Bank have been recognized in income, totalling $6.3 million since the inception of the PPP in the second quarter of 2020. The recognition of interest income on PCI loans, which were acquired in connection with past mergers and acquisitions, is based on management’s expectation of future payments of principal and interest, which are inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during the second quarters and first six months of 2022 and 2021. Interest income recognized on PCI loans was $656,000 and $1.0 million for the second quarter of 2022 and 2021 and $1.0 million and $1.5 million for the first six months of 2022 and 2021.  Market interest rates have risen during the first six months of 2022, and short-term interest rates are expected to continue to rise during the second half of the year, which the community banking segment expects to continue to result in increases in asset yields, net interest margin and net interest income in future periods.

C&F Bank’s total nonperforming assets were $548,000 at June 30, 2022 compared to $3.2 million at December 31, 2021. Nonperforming assets included $125,000 in nonaccrual loans and $423,000 in OREO at June 30, 2022 and included $2.4 million in nonaccrual loans and $835,000 in OREO at December 31, 2021.  The decrease in nonaccrual loans at June 30, 2022 as compared to December 31, 2021 was primarily due to the resolution of certain impaired loans during the first six months of 2022.  The community banking segment recorded no provision for loan losses for the second quarter of 2022 and recorded a net reversal of provision for loan losses of $700,000 for the first six months of 2022, compared to a net reversal of provision of $200,000 for both the second quarter and first six months of 2021. At June 30, 2022, the allowance for loan losses decreased to $14.1 million, compared to $14.8 million at December 31, 2021.  Decreases in the allowance for loan losses during 2022 related to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, which were partially offset by provision related to growth in the loan portfolio. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $782,000 and $1.6 million for the second quarter and first six months of 2022, respectively, compared to net income of $2.0 million and $4.5 million, respectively for the same periods in 2021.

The decrease in net income of the mortgage banking segment for the second quarter and first six months of 2022 compared to the same periods in 2021 was due primarily to lower volume of mortgage loan originations, lower margins on sales of mortgage loans and lower average balances of loans held for sale, partially offset by reversals of provision for indemnification losses.

Mortgage loan originations for the mortgage banking segment were $211.1 million and $401.0 million for the second quarter and first six months of 2022, respectively, compared to $381.3 million and $803.8 million, respectively, for the same periods in 2021.  Mortgage loan originations for the mortgage banking segment during the second quarter of 2022 for refinancings and home purchases were $25.4 million and $185.7 million, respectively, compared to $108.2 million and $273.1 million, respectively, during the second quarter of 2021. Mortgage loan originations for the mortgage banking segment during the first six months of 2022 for refinancings and home purchases were $73.8 million and $327.2 million, respectively, compared to $343.4 million and $460.4 million, respectively, during the first six months of 2021.  Following the elevated volume levels in the mortgage industry during 2020 and 2021 that accompanied historically low mortgage interest rates and a highly active residential real estate market, the first six months of 2022 represents a return to levels of mortgage banking segment volume (of both refinancings and home purchases) that are normalized and in line with historical production of the mortgage banking segment.

During the second quarter and first six months of 2022, the mortgage banking segment recorded a reversal of provisions for indemnification losses of $287,000 and $869,000, respectively, compared to provision for indemnification losses of $15,000 and $32,000, respectively, in the same periods of 2021.  The release of indemnification reserves in the first six months of 2022 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market.  The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic.  To date, the mortgage banking segment has not made any payments for indemnification losses since the onset of the COVID-19 pandemic, and management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $2.2 million and $4.3 million for the second quarter and first six months of 2022, respectively, compared to net income of $2.9 million and $5.4 million, respectively for the same periods in 2021.

Net income for the consumer finance segment decreased $680,000 and $1.1 million for the second quarter and first six months of 2022, respectively, compared to the same periods in 2021 due to margin compression resulting from lower average yields on automobile loans and higher provision for loan losses, partially offset by loan growth. Provision for loan losses increased as a result of significant loan growth in 2022, partially offset by a release of reserves related to continued improvement in loan performance. Average yields on loans decreased for the second quarter and first six months of 2022 compared to the same periods in 2021 as a result of the consumer finance segment’s pursuing growth in higher quality, lower yielding loans.

Average loans outstanding increased $92.3 million, or 28.4%, for the second quarter of 2022 compared to the same period in 2021 and increased $79.7 million, or 24.9% for the first six months of 2022 compared to the same period in 2021. The consumer finance segment experienced annualized net recoveries for the first six months of 2022 of 0.13 percent of average total loans, compared to net recoveries of 0.07 percent for the first six months of 2021. The change in the net recovery ratio for the first six months of 2022 compared to the first six months of 2021 reflects a lower number of charge-offs during 2022.  Charge-offs in both years were lower than historical levels for the consumer finance segment, due to strong loan performance and a strong market for used autos, which mitigates losses on defaulted auto loans. The consumer finance segment has experienced loan performance since 2020 that has been generally stronger than periods prior to the COVID-19 pandemic, resulting in part from the consumer finance segment continuing to purchase higher quality loans, and in part from government stimulus measures in response to the pandemic that benefitted borrowers.  At June 30, 2022, total delinquent loans as a percentage of total loans was 2.07 percent, compared to 2.16 percent at December 31, 2021 and 1.77 percent at June 30, 2021. The allowance for loan losses was $25.9 million at June 30, 2022, compared to $24.8 million at December 31, 2021. The allowance for loan losses as a percentage of total loans decreased to 5.92 percent at June 30, 2022 from 6.73 percent and 7.04 percent at December 31, 2021 and June 30, 2022, respectively, primarily as a result of improving credit quality of the portfolio, which has resulted in lower net charge-offs, and a reduction of certain qualitative adjustments to reserves related to the COVID-19 pandemic. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio. If loan performance deteriorates resulting in elevated delinquencies or net charge-offs, provision for loan losses may increase in future periods.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 40 cents per share during the second quarter of 2022, which was paid on July 1, 2022.  These dividends represent a payout ratio of 20.9 percent of earnings per share for the second quarter of 2022.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity decreased $14.7 million at June 30, 2022 compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income.  The Corporation’s securities available for sale are fixed income debt securities, and their decline in market value during the first six months of 2022 was a result of rising market interest rates. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or the Bank.

In November 2021, the Board of Directors authorized a program, effective December 1, 2021, to repurchase up to $10.0 million of the Corporation’s common stock through November 30, 2022. During the second quarter of 2022, the Corporation repurchased 22,164 shares, or $1.1 million, of its common stock under this share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $44.22 per share on July 20, 2022.  At June 30, 2022, the book value of the Corporation was $55.52 per share and the tangible book value per share was $47.85.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 30 banking offices and 4 commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Richmond, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include return on tangible common equity (ROTCE), tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, future dividend payments, strategic business initiatives and the anticipated effects thereof, rising interest rates and the effects thereof on net interest income, future recognition of PPP origination fees, mortgage loan originations, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth, and also including the economic impacts of the COVID-19 pandemic and the heightened impact it has on many of the risks described herein and in other periodic reports the Corporation files with the SEC, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s technology initiatives and other strategic initiatives, (20) the Corporation’s branch expansions and consolidations, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings, and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	6/30/2022	12/31/2021	6/30/2021
Interest-bearing deposits in other banks	$118,428	$248,053	$150,741
Investment securities - available for sale, at fair value	501,984	373,073	356,886
Loans held for sale, at fair value	43,362	82,295	119,038
Loans, net:
Community Banking segment, excluding PPP loans	1,057,599	999,912	967,039
PPP loans	1,187	17,762	62,029
Mortgage Banking segment	9,850	8,826	9,801
Consumer Finance segment	411,196	343,403	309,424
Total assets	2,334,340	2,264,521	2,168,644
Deposits	2,006,017	1,914,614	1,831,562
Repurchase agreements	36,936	34,735	23,570
Other borrowings	55,611	55,726	55,840
Total equity	196,283	211,024	201,798

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Interest income	$24,392	$23,866	$46,623	$46,942
Interest expense	1,761	2,138	3,516	4,538
Provision for loan losses:
Community Banking segment	-	(200)	(700)	(200)
Mortgage Banking segment	10	30	32	60
Consumer Finance segment	520	(430)	870	(180)
Noninterest income:
Gains on sales of loans	2,198	5,947	4,893	13,005
Other	3,465	6,884	7,499	13,901
Noninterest expenses:
Salaries and employee benefits	10,642	15,714	22,498	31,327
Other	8,457	8,919	16,812	18,325
Income tax expense	1,882	2,436	3,469	4,723
Net income	6,783	8,090	12,518	15,255

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	21,966	22,491	42,476	44,324
Interest income on securities-FTE	2,166	1,468	3,899	2,809
Total interest income-FTE	24,526	24,007	46,875	47,227
Net interest income-FTE	22,765	21,869	43,359	42,689

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1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The			For The
	Quarter Ended			Six Months Ended
Average Balances	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Securities	$469,546	$407,007	$339,660	$438,450	$314,319
Loans held for sale	47,545	50,196	126,458	48,863	146,005
Loans:
Community Banking segment, excluding PPP loans	1,054,228	1,012,904	959,169	1,033,682	957,648
PPP loans	3,299	10,493	79,530	6,875	84,620
Mortgage Banking segment	9,848	9,746	11,871	9,797	10,267
Consumer Finance segment	417,503	381,115	325,218	399,409	319,751
Interest-bearing deposits in other banks	215,240	255,027	165,211	235,023	145,435
Total earning assets	2,217,209	2,126,488	2,007,117	2,172,099	1,978,045
Total assets	2,345,567	2,262,828	2,158,826	2,304,426	2,130,188

Time, checking and savings deposits	1,383,983	1,336,995	1,280,217	1,360,618	1,271,624
Repurchase agreements	36,527	32,724	22,399	34,636	21,797
Other borrowings	55,645	55,707	55,840	55,676	55,796
Total interest-bearing liabilities	1,476,155	1,425,426	1,358,456	1,450,930	1,349,217
Noninterest-bearing demand deposits	630,154	585,922	556,719	608,160	536,364
Total equity	196,540	208,755	196,292	202,614	192,718

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.21%	4.14%	4.65%	4.18%	4.55%
Mortgage Banking segment	4.40	3.30	2.96	3.84	2.77
Consumer Finance segment	9.82	10.19	11.62	10.00	11.78
Time, checking and savings deposits	0.32	0.34	0.44	0.33	0.49
Net interest margin	4.12	3.93	4.37	4.02	4.35

Asset Quality	6/30/2022	12/31/2021	6/30/2021
Community Banking
Loans, excluding purchased loans and PPP loans	$1,023,661	$954,262	$908,974
Purchased performing loans[1]	46,266	56,798	67,529
Purchased credit impaired loans[1]	1,728	3,655	5,370
PPP loans[2]	1,187	17,762	62,029
Total loans	$1,072,842	$1,032,477	$1,043,902

Nonaccrual loans	$125	$2,359	$2,883
Other real estate owned (OREO)[3]	$423	$835	$857
Impaired loans[4]	$2,360	$5,058	$5,495

Allowance for loan losses (ALL)	$14,056	$14,803	$14,834
Nonaccrual loans to total loans	0.01%	0.23%	0.28%
ALL to total loans	1.31%	1.43%	1.42%
ALL to nonaccrual loans	11,244.80%	627.51%	514.53%
ALL to total loans, excluding purchased credit impaired loans[5]	1.31%	1.44%	1.43%
ALL to total loans, excluding purchased loans and PPP loans	1.37%	1.55%	1.63%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%	0.01%

Mortgage Banking
Total loans	$10,445	$9,389	$10,469
Nonaccrual loans	$320	$185	$30
Impaired loans	$155	$150	$-
ALL	$595	$563	$668
Nonaccrual loans to total loans	3.06%	1.97%	0.29%
ALL to total loans	5.70%	6.00%	6.38%
ALL to nonaccrual loans	185.94%	304.32%	2,226.67%
Annualized year-to-date net charge-offs to average loans	-%	-%	-%

Consumer Finance
Total loans	$437,064	$368,194	$332,873
Nonaccrual loans	$464	$380	$138
Repossessed assets	$121	$190	$151
ALL	$25,868	$24,791	$23,449
Nonaccrual loans to total loans	0.11%	0.10%	0.04%
ALL to total loans	5.92%	6.73%	7.04%
ALL to nonaccrual loans	5,575.00%	6,523.95%	16,992.03%
Annualized year-to-date net charge-offs (recoveries) to average loans	(0.13)%	(0.14)%	(0.07)%

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1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $900,000 at 6/30/22, $1.1 million at 12/31/21 and $1.3 million at 6/30/21. The remaining discount for purchased credit impaired loans was $3.9 million at 6/30/22, $4.7 million at 12/31/21 and $5.3 million at 6/30/21.
2	The principal amount of outstanding PPP loans was $1.2 million at 6/30/22, $18.4 million at 12/31/21 and $64.7 million at 6/30/21.
3	Includes $423,000 at 6/30/22 and $835,000 at both 12/31/21 and 6/30/21 related to the land and buildings of former bank branches.
4	Impaired loans includes $2.2 million of loans on nonaccrual at 12/31/21 and $2.6 million of loans on nonaccrual at 6/30/21. There were no impaired loans on nonaccrual at 6/30/22. Impaired loans also includes $2.1 million, $2.7 million and $2.9 million of TDRs at 6/30/22, 12/31/21, and 6/30/21 respectively.
5	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Six Months Ended
Other Performance Data	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Net Income (Loss):
Community Banking	$4,816	$3,925	$8,333	$6,718
Mortgage Banking	782	1,968	1,648	4,513
Consumer Finance	2,195	2,875	4,257	5,402
Other[1]	(1,010)	(678)	(1,720)	(1,378)
Total	$6,783	$8,090	$12,518	$15,255

Net income attributable to C&F Financial Corporation	$6,742	$8,008	$12,371	$15,069

Earnings per share - basic and diluted	$1.91	$2.19	$3.49	$4.11
Weighted average shares outstanding - basic and diluted	3,534,489	3,653,568	3,541,098	3,664,752

Annualized return on average assets	1.16%	1.50%	1.09%	1.43%
Annualized return on average equity	13.80%	16.49%	12.36%	15.83%
Annualized return on average tangible common equity[2]	16.15%	19.21%	14.33%	18.50%
Dividends declared per share	$0.40	$0.40	$0.80	$0.78

Mortgage loan originations - Mortgage Banking	$211,072	$381,308	$400,976	$803,811
Mortgage loans sold - Mortgage Banking	214,101	437,554	438,293	895,737

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1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	6/30/2022	12/31/2021
Market value per share	$45.97	$51.19
Book value per share	$55.52	$59.32
Price to book value ratio	0.83	0.86
Tangible book value per share[1]	$47.85	$51.66
Price to tangible book value ratio[1]	0.96	0.99
Price to earnings ratio (ttm)	6.27	6.44

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2022	12/31/2021	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.5%	15.8%	8.0%
Tier 1 risk-based capital ratio	12.8%	13.0%	6.0%
Common equity tier 1 capital ratio	11.4%	11.5%	4.5%
Tier 1 leverage ratio	9.5%	9.7%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.2%	14.5%	8.0%
Tier 1 risk-based capital ratio	12.9%	13.3%	6.0%
Common equity tier 1 capital ratio	12.9%	13.3%	4.5%
Tier 1 leverage ratio	9.5%	9.8%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2022 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2021 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For the Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$196,540	$196,292	$202,614	$192,718
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,856)	(2,164)	(1,896)	(2,203)
Average noncontrolling interest	(628)	(560)	(754)	(731)
Average tangible common equity	$168,865	$168,377	$174,773	$164,593

Net income	$6,783	$8,090	$12,518	$15,255
Amortization of intangibles	74	79	149	157
Net income attributable to noncontrolling interest	(41)	(82)	(147)	(186)
Net income attributable to C&F Financial Corporation	$6,816	$8,087	$12,520	$15,226

Annualized return on average tangible common equity	16.15%	19.21%	14.33%	18.50%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$21,923	$22,466	$42,407	$44,279
FTE adjustment	43	25	69	45
FTE interest income on loans	$21,966	$22,491	$42,476	$44,324

Interest income on securities	$2,075	$1,352	$3,716	$2,569
FTE adjustment	91	116	183	240
FTE interest income on securities	$2,166	$1,468	$3,899	$2,809

Total interest income	$24,392	$23,866	$46,623	$46,942
FTE adjustment	134	141	252	285
FTE interest income	$24,526	$24,007	$46,875	$47,227

Net interest income	$22,631	$21,728	$43,107	$42,404
FTE adjustment	134	141	252	285
FTE net interest income	$22,765	$21,869	$43,359	$42,689

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1	Assuming a tax rate of 21%.

	June 30,	December 31,
	2022	2021
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$195,675	$210,318
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,828)	(1,977)
Tangible equity attributable to C&F Financial Corporation	$168,656	$183,150

Shares outstanding	3,524,385	3,545,554

Book value per share	$55.52	$59.32
Tangible book value per share	$47.85	$51.66